UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 17, 2014

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

42 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (877) 700-0527

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appoint of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2014, the Board of Directors of VII Peaks Co-Optivist Income BDC II, Inc. (the “Company”) appointed Mr. Bhavin Shah as a director of the Company. Below is Mr. Shah’s biographical information:

Mr. Shah has spent the last 15 years in the investment management and private equity arenas. Mr. Shah's investments have ranged from publicly-traded debt securities and structured fixed income investments to purchases of hard and soft-asset portfolios and in- and/or out-of-court recapitalizations/buyouts. Since April 2014, Mr. Shah has served in the Investment Committee of VII Peaks Capital, LLC. Mr. Shah previously served on the Investment Committee of VII Peaks Capital, LLC from August 2012 to August 2013.

Mr. Shah was a Managing Director at Mount Kellett Capital Management from 2008 to 2010, a multi-strategy investment firm focused on global distressed, special situations and opportunistic investing. From 2010 to present, Mr. Shah has largely focused on personally investing in various special situations opportunities. From 2006 to 2008, Mr. Shah served as a Managing Director of Oak Hill Advisors, a $10 billion credit-oriented investment firm. Prior to this, Mr. Shah was a Principal/Vice President with the Carlyle Group's distressed and special situation arm, and led the firm's investment sourcing, structuring and execution efforts from 2002 to 2006.

Prior to earning his MBA from the Harvard Business School, Mr. Shah worked with Morgan Stanley's Princes Gate Investors. He also invested in cross-border infrastructure and technology opportunities at Soros Fund Management, and led engagements and helped open and grow the India offices at McKinsey and Company. In addition, Mr. Shah served at The White House as a Legislative Assistant to the President after graduating from the University of Michigan in Ann Arbor with Dual Bachelor of Arts degrees in Economics and Political Science with honors and distinction.

Mr. Shah was not appointed pursuant to any arrangement or understanding between himself and any other persons pursuant to which he was selected as a director. Mr. Shah was not immediately named to any committees of the board. As of the date of this report, Mr. Shah is not a party to and does not participate in any material plan, contract or arrangement (whether or not written) involving the Company. Mr. Shah and the Company have not been involved in any transaction of the type described in Item 404(a) of Regulation S-K.

Section 8 – Other Events

Item 8.01 Results of Operations and Financial Condition.

On November 17, 2014, the Board of Directors of the Company declared six semi-monthly distributions, and voted to keep the annual distribution rate at 7.35%of the gross offering price of our shares in our continuous offering. The pricing committee was scheduled to review the Company’s current offering price at a meeting set for November 18, 2014. The distributions will be to stockholders of record on November 25, 2014, payable December 15, 2014, stockholders of record on December 12, 2014, payable December 30, 2014, stockholders of record December29, 2014, payable January 15, 2015, stockholders of record on January 14, 2015, payable January 30, 2015, stockholders of record on January 28, 2015, payable February 13, 2015 and stockholders of record on February 12, 2015, payable on February 27, 2015.

On November 18, 2014, the Pricing Committee of the Board of Directors of the Company approved a price reduction from $10.00 to $9.75 per share effective for closing scheduled for November 26, 2014 and after. The Board of Director further resolved to maintain the 7.35% distribution rate, which will result in the amount of each semi-monthly distribution being reduced to $0.029859 per share, beginning with the distributions declared at the November 17, 2014 meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

November 19, 2014

By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President